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EXHIBIT 16.1

January 22, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
United States

Ladies and Gentlemen:

We are the former independent accountants for Mobilemail (US) Inc., a Nevada corporation (the “Company”). We have been furnished with a copy of the Company’s response to Item 4.01 of Form 8-K disclosing our resignation as independent public accountants of the Company. We confirm our agreement with the statements made in response to that item insofar as they relate to our firm.

Very truly yours,

“Staley, Okada & Partners”

Staley, Okada & Partners
CHARTERED ACCOUNTANTS